Exhibit 2.2

SHARE TRANSFER AGREEMENT

This agreement is reviewed and agreed by following parties

Party A: Cheng Weihong (legal person)

Party B: Xia Qiming

Party C: Qian Yuxi

Party D: Ever Auspicious International Limited

Tianjin Shisheng Investment Group Limited is the company with limited responsibilities invested by Cheng Weihong, Xia Qiming and Qian Yuxi, herein as Party A, B and C

Ever Auspicious International Limited, herein as Party D, is duly organized and registered in compliance with <Company Law> of Hong Kong

On the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, and intending to be legally bound hereby, it is hereby agreed as follows Purpose of transfer

1.	Status of each party

(1.1)	Party A, Cheng Weihong, legal person of Shisheng Group, Address: 19-302 Zijin Beili, Huanhu Zhong Road, Hexi Zone, Tianjin

(1.2)	Party B: Xia Qiming, address: 2-2-301, Yayouli, Yingshui Road, Nankai Disc, Tianjin

(1.3)	Party C: Qian Yuxi, address: 3-6-301, Tianjiao Garden, Ma Chang Road, Hexi Disc. Tianjin

(1.4)	Party D: Ever Auspicious International Limited

Legal domicile: Room 4, 25/F, Block E, Garden Vista, No. 15-17 On King Street, Shatin

Legal person: Choi Chun Leung, Robert

2.	Execution time and location

Execution time: November1, 2007, executed in Tianjin

3.	Transfer and price

(3.1) Party A, B and C agreed to transfer all their holding, which representing 100% interests in Tianjin Shisheng Group to Party D

Party A, as the legal shareholder of the Company, Party A agreed to transfer her 40% holding in the Company at the price of RMB38M and Party D agreed to accept this transfer.

Party B, as the legal shareholder of the Company, Party B agreed to transfer his 36% holding in the Company at the price of RMB34.2M and Party D agreed to accept this transfer.

Party C, as the legal shareholder of the Company, Party C agreed to transfer his 24% holding in the Company at the price of RMB22.8M and Party D agreed to accept this transfer.

4.	Shareholders meeting by Tianjin Shisheng Investment Group Limited and by Ever Auspicious International Limited had approved the transfer

5.	Tianjin Shisheng Investment Group Limited has achieved the resolution that all original shareholders forgo the concessioner priority

6.	All parties understand their rights and responsibilities in the transfer and agreed to proceed this transfer legally and effectively

(3.2) All parties agreed the acquisition price is base on the paid-in capital of Shisheng Group dated November 1, 2007

(3.3) All parties agreed that the acquisition price is RMB 95,000,000

(3.4) Party A, B and C warrant and represent that The Seller is authorized to offer the Shares being offered and the shares are lawfully and wholly owned by the Seller and are free and clear of all liens, agreements, security interests, claims and encumbrances of any kind and nature, and no third party holds any right or interest (beneficial, voting or otherwise) in the Shares.

4. Payment

(4.1) All parties agreed that the payment for the acquisition will be made in full by Party D within one year from the acquisition

(4.2) Party D shall wire the fund for acquisition to the designated accounts named by Party A, B and C

5. Transfer of share

(5.1) All parties shall apply and proceed the transfer within 60 days of execution of this agreement with Business Administration

(5.2) The registration of this share transfer shall be filed within 60 days of acquisition

(5.3) At the closing, Ever Auspicious International Limited holds 100% interests in Tianjin Shisheng Investment Group Limited, total registered capital is RMB 95,000,000, the company changed its name to Tianjin Seashore New District Shisheng Business Trading Co. Ltd. and the business scope is:

Mechanical and Electronic products, car accessories, hardware, electric and chemical (excluding chemical dangerous and drugs), general merchandise, decoration material, computer and components and accessories wholesale, commission surrogate (excluding auction), retail (excluding open shops), import and export business, software development, information consulting business, international goods transportation (Business items related to exclusive privilege and special approval should only be carried out with effective certificate or license approved.)

6.	Rights and Responsibilities

(6.1) At the closing , Party D is entitled to 100% rights and responsibilities as the sole shareholder of the Company, Party D shall perform and fulfill its rights and responsibilities according to <Company Law> and <Article of Association>

(6.2) All parties shall keep this transfer confidentially until the completion

(6.3) Party D shall make the payment on time

(6.4) Party A, B and C shall surrender the holding in the company, the client list, technical report and related information to Party D at the closing

(6.5) At the completion of the business registration amendment, Party A, B and C are not entitled to any rights and responsibilities of the Company

(6.6) Party A,B and C agreed not to release any confidential information, technical or business to any party, they also agreed not to use these information for their own business conduct

7. Breach of agreement

(7.1) After the execution, if any party or parties do not perform or fully perform the terms contained, it will be defined as breach of agreement. The Breaching party has the obligation to cover the other party/parties who suffered directly from the breach

(7.2) If any party/parties breach of the agreement, the un-breaching party has the right to demand the breaching party to fully perform the terms

8. Amend and dissolution of the agreement

(8.1) Any amendments to this agreement has to be approved by all 4 parties in written or else this agreement keeps effective

(8.2) If any party/parties breach of the agreement, the un-breaching party has the right to demand the breaching party to fully perform the terms

(8.3) The termination of this agreement has to be approved by all 4 parties in written or else this agreement keeps effective

9. Applying law

(9.1) This agreement is applied with Chinese law

(9.2) All parties shall settle the dispute, if any, by friendly negotiation, failed in negotiation, any party has right to bring the case to local arbitration, the result by arbitration is final and binding both parties

10. Validation

This agreement has 5 copies, Party A,B,C and D each holds one copy and one copy filing with Tianjin Business Administration, all these 5 copies has the same legal effect

Execution and Seal

Cheng Weihong, Xia Qiming, Qian Yuxi, Ever Auspicious International Limited